Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Senior Vice President – Planning
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2016 First-Quarter Results

•	Overall comp NOI up 9.7 percent, compared with Q1 2015

•	Operating FFO per share up 15 percent over Q1 2015

•	$1.2 billion of dispositions/JVs closed, generating $800 million in proceeds

•	Margin-improvement effort on track to capture $60 million by mid-2017

•	Repurchased $157.6 million of senior notes as part of ongoing de-leveraging

CLEVELAND, Ohio - May 5, 2016 - Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced financial results for the three months ended March 31, 2016.

Operating FFO
For the three months ended March 31, 2016, Operating FFO was $81.2 million, or $0.31 per share, compared with $58.4 million, or $0.27 per share, for the three months ended March 31, 2015, a 15 percent increase on a per share basis. Per share amounts are on a fully diluted basis.

Positive factors impacting first-quarter 2016 Operating FFO, compared with the first quarter of 2015, included increased net operating income (NOI) from the mature portfolio of $13.0 million, increased Operating FFO from new property openings and acquisitions of $8.9 million, decreased interest expense, both corporate and in the mature portfolio, of $8.7 million, and increased capitalized interest from active development projects of $3.8 million. These positive factors were partially offset primarily by lower land sales at Stapleton of $2.1 million and reducing Operating FFO from properties sold of $6.9 million.

Factors impacting Operating FFO for the first quarter are illustrated in a bridge diagram included in the company’s supplemental package for the three months ended March 31, 2016, furnished to the Securities and Exchange Commission (SEC) on Form 8-K, and available on the company’s website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended March 31, 2016 was $290.6 million, or $1.08 per share, compared with $20.6 million, or $0.10 per share for the three months ended March 31, 2015. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, first-quarter 2016 FFO results were positively impacted primarily by gains totaling $245.8 million, net of tax, or $0.90 per share, related to the company’s disposition in the first quarter of its interest in the Nets basketball team and the 625 Fulton Street development parcel in Brooklyn.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings/loss, the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended March 31, 2016, the company had net earnings of $244.0 million, or $0.92 per share, compared with a net loss of $54.2 million, or $0.27 per share, for the three months ended March 31, 2015. In addition to the factors listed above related to FFO and Operating FFO, the variance in net earnings for the quarter was also impacted by a total net gain, after tax, of $44.7 million related to the company’s divestiture in the first quarter of its interest in the Barclays Center arena in Brooklyn, the Avenue retail and parking in Cleveland, its military family housing business and its joint venture with QIC related to Westchester’s Ridge Hill in Yonkers. This gain was partially offset by a non-cash impairment of $12.5 million related to the Shops at Wiregrass near Tampa.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three months ended March 31, 2016, are included in the company’s supplemental package for the quarter ended March 31, 2016.

Revenues
Consolidated revenues for the three months ended March 31, 2016, were $226.3 million, compared with $208.3 million for the three months ended March 31, 2015. The variance in revenues for the quarter, compared with comparable period in 2015, is primarily the result of the company’s acquisition in June, 2015, of full equity ownership of seven life science office properties and two parking facilities at University Park at MIT in Cambridge, Mass.

Commentary
“Our strong results in the first quarter reflect continued solid fundamentals in our portfolio and markets,” said David J. LaRue, Forest City president and chief executive officer. “Quarter-over-quarter occupancy gains and rent growth, particularly in office, resulted in meaningful revenue increases. Lower expenses for utilities and snow removal from the mild winter also helped drive comparable property net operating income increases that exceeded our expectations for the quarter. We expect total comp NOI growth to moderate as the year progresses.

“We had solid growth in Operating FFO, up 15 percent on a per share basis, compared with the first quarter of 2015. The improvement was driven by growth in the mature portfolio, new property openings and acquisitions, and lower interest expense as we continue to focus our portfolio on core products in strong markets, reduce leverage and drive margin improvement. Our FFO results, net of gains from dispositions in the quarter, were in line with our expectations.

“Total comp NOI was up 9.7 percent, compared with the first quarter last year, with increases of 12.1 percent in office, 8.3 percent in retail and 7.8 percent in apartments. Office results were driven by the lease-up of prior-year vacancies at 88 Sidney Street at University Park at MIT in Cambridge and One Pierrepont Plaza in Brooklyn, and by rent growth and ongoing strong demand in those core markets, which account for more than 80 percent of our office NOI. In retail, our regional malls continue to benefit from the renovation, expansion and re-merchandising programs we have executed over the past several years. Those programs have contributed to rent growth, occupancy gains and an improved merchandise mix at many of our malls. Our apartment portfolio also had a strong quarter, with rent growth and stable occupancy, particularly in our core markets.

“The first quarter also saw a significant volume of non-core asset sales, together with expansion of our QIC regional mall joint ventures. During the quarter, we completed the sale of our interests in the Barclays Center arena and Nets, our military housing business, the 625 Fulton development parcel in Brooklyn and the Avenue retail center and parking in Cleveland. We also closed a new regional mall joint venture with QIC for Westchester’s Ridge Hill in Yonkers, and, shortly after the end of the quarter, we closed a second QIC joint venture for Ballston Quarter in Arlington, Virginia. These transactions represent a total gross asset value, at our pro-rata share, of $1.2 billion, from which we have generated total net proceeds of approximately $800 million, with roughly $215 million of that total in notes receivable.

“In addition, we expect to close another joint venture with QIC for the Shops at Wiregrass near Tampa by midyear. With the Wiregrass closing, 11 of the company’s 14 regional malls will be part of our joint ventures with QIC. We are also under contract to sell our federally-assisted housing business, with closings expected by yearend. These transactions represent an additional $280 million in gross asset value, at pro rata, and approximately $90 million in net proceeds. Lastly, we expect to generate an additional $200 million in equity from additional dispositions by the end of 2016. While these asset dispositions and joint ventures reduce total NOI and FFO, they are very much in line with our strategies and we expect to use the significant majority of the proceeds to further reduce leverage.

“During the quarter, we also continued to aggressively pursue opportunities to improve our balance sheet and debt metrics. In early March, we completed separate, privately negotiated agreements to repurchase a total of $157.6 million aggregate principal amount of our outstanding senior notes due 2018 and 2020. As a result of these and other de-leveraging efforts, at the end of the first quarter our ratio of net debt to adjusted EBITDA stood at just over 9 times, and we are on track to achieve our previously stated target of 7-to-8 times by mid-2017.

“In May 2015, we announced a focused effort to improve operating margins through both cost reduction and revenue enhancement, with an initial target of $35 to $45 million in savings. We subsequently identified additional improvement opportunities and are now on track to achieve total run-rate margin improvement of $60 million by mid-year 2017.

“Earlier this week we closed an expansion of our unsecured revolving credit facility from $500 million to $600 million, along with the closing of a new credit agreement, which provides for a $335 million term loan facility with members of our bank group. We intend to use the term loan facility, together with cash from dispositions, to address the maturity of the mortgage on the New York Times building by yearend and add the building to our growing pool of unencumbered assets. We see this as another important step in our long-term de-leveraging effort and in achieving our goal of creating a strong, sustaining capital structure.”

Comparable NOI, Occupancies and Rent
Overall comparable NOI increased 9.7 percent for the three months ended March 31, 2016, compared with the same period in 2015, with increases of 12.1 percent in office, 8.3 percent in retail and 7.8 percent in apartments.

Comparable office occupancies decreased marginally to 95.3 percent at March 31, 2016, compared with 95.5 percent at March 31, 2015. For the rolling 12-month period ended March 31, 2016, rent per square foot in new office same-space leases increased 4.8 percent over prior rents.

In the retail portfolio, comparable retail occupancies at March 31, 2016, increased to 94.2 percent, up from 93.8 percent at March 31, 2015. Sales in the company’s regional malls averaged $558 per square foot on a rolling 12-month basis, flat with sales per square foot at December 31, 2015, and up from $550 per square foot at March 31, 2015. For the rolling 12-month period ended March 31, 2016, new, same-space leases in the company’s regional malls increased 23.6 percent over prior rents.

In the residential portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,499 for the three months ended March 31, 2016, a 3.7 percent increase compared with $1,445 for the three months ended March 31, 2015. Comparable average rents per unit in the company’s core markets were $1,919, a 3.8 percent increase from $1,848 for the comparable period in 2015. Comparable economic occupancies for the three months ended March 31, 2016, were 94.4 percent, down marginally from 94.7 percent for the three months ended March 31, 2015.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended March 31, 2016 and 2015, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI using the full-consolidation method and a reconciliation of NOI to earnings/loss before income taxes.

Openings and Projects Under Construction
In the first quarter, Forest City opened Arris, a 327-unit apartment community with 19,000 square feet of street-level retail, at The Yards in Washington, D.C., and 300 Massachusetts Avenue, a fully leased 246,000-square-foot office building at University Park at MIT in Cambridge.

At March 31, 2016, Forest City had 14 projects under construction at a total cost of $2.2 billion, or $1.0 billion at the company’s pro-rata share. These include:

RESIDENTIAL:

•	Blossom Plaza, a 237-unit apartment community with 19,000 square feet of street-level retail, in the Chinatown neighborhood of Los Angeles, is expected to be completed in the second quarter of 2016.

•	Museum Towers II, a 286-unit apartment community in Philadelphia, is expected to be completed in the fourth quarter of 2016.

•
Eliot on 4th, a 365-unit apartment community with 5,000 square feet of retail space at the company’s Waterfront Station mixed-use project in Washington, D.C., is expected to be completed in the first quarter of 2017.

•	Broadway and Hill, a 391-unit apartment community in Los Angeles with 15,000 square feet of street-level retail, is expected to be completed in the third quarter of 2017.

•	West Village II, a 399-unit apartment community in Dallas, began construction in the first quarter and is expected to begin phased opening in the first quarter of 2018.

Arris, Blossom Plaza, Eliot on 4th, Museum Towers II, Broadway and Hill, and West Village II are all part of the company’s residential development fund with the Arizona State Retirement System.

Other residential projects currently under construction include the following three properties at Pacific Park Brooklyn that are part of the company’s strategic partnership with Greenland USA:

•	535 Carlton, a 298-unit, all-affordable apartment community, is expected to begin phased opening in the fourth quarter of 2016.

•	550 Vanderbilt, a 278-unit condominium property, is expected to begin phased opening in the first quarter of 2017.

•	38 Sixth Avenue, a 303-unit, all-affordable apartment community with 6,000 feet of street-level retail, is expected to begin phased opening in the second quarter of 2017.

Remaining residential projects under construction include:

•
The Bixby, a 195-unit apartment community in Washington, D.C., in which the company is partnering with a regional developer and the District of Columbia Housing Authority, is expected to begin phased opening in the second quarter of 2016.

•	461 Dean Street (formerly B2 BKLYN), a 363-unit apartment community at Pacific Park Brooklyn, is expected to be completed in the third quarter of 2016.

•	Town Center Wrap, a 399-unit apartment community with 7,000 square feet of street-level retail at Stapleton in Denver, is expected to begin phased opening in the second quarter of 2017.

•
Hudson Exchange, a 421-unit apartment community in Jersey City, NJ, in which the company is partnering with a local developer. The project, which includes 9,000 square feet of street-level retail, is expected to be completed in the first quarter of 2018.

OFFICE:

•
1812 Ashland Avenue, a 164,000-square-foot office building at the company’s Science + Technology Park at Johns Hopkins in Baltimore. The building is 70 percent pre-leased and is expected to be completed in the third quarter of 2016.

•
The Bridge at Cornell Tech, a 235,000-square-foot corporate “co-location” building at Cornell Tech’s new campus on Roosevelt Island in New York City. The building, in which Cornell will occupy approximately 40 percent of the space, is expected to open in the second quarter of 2017.

Outlook
“We are pleased with our results for the first quarter, which confirm the solid fundamentals in our business,” LaRue said. “We continue to execute on our stated strategies to transform Forest City by focusing on core products and markets, improving our balance sheet and debt metrics, and pursuing operational excellence. We see 2016 as a year of positive transition to steady state growth in 2017.

“We continue to closely monitor the macroeconomic environment as well as market-specific trends and conditions. We remain positive in our outlook, thoughtful in how we allocate capital, and confident in our ability to create and sustain value for shareholders and all our stakeholders.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.8 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on May 5, 2016, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended March 31, 2016, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
The company uses FFO, along with net earnings/loss to report its operating results. The majority of its peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT). Although the company was not a REIT for the prior period presented, management believes it is important to publish this measure to allow for easier comparison of its performance to its peers. The major difference between the company and its REIT peers is that it was a taxable entity and any taxable income it generated could have resulted in payment of federal or state income taxes. The company’s REIT peers typically do not pay federal or state income taxes on their qualified REIT investments, but distribute a significant portion of their taxable income to shareholders. Due to the company’s effective tax management policies, it has not historically been a significant payer of income taxes. This has allowed the company to retain its internally generated cash flows but has also resulted in large expenses for deferred taxes as required by GAAP.
FFO is defined by NAREIT as net earnings excluding the following items at the company’s proportional share: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance and may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under the company’s control or if the company is deemed to be the primary beneficiary of the variable interest entities (VIE), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the tables included with this release and throughout its supplemental package.

NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses of consolidated and unconsolidated subsidiaries within its Commercial Group and its Residential Group, except for revenues and cost of sales associated with sales of land held in these segments. The activities of the Land Development Group and Corporate Activities do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings, is necessary to understand its business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its multifamily, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI and are considered non-comparable NOI. Retained operating properties that are considered non-comparable are disclosed in the company’s supplemental package, which the company will furnish to the SEC on Form 8-K. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, its ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing us to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that its Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and owning a factory to produce modular units, litigation risks, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its revolving credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of the company’s interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interest of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, conflicts of interest, and risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Net earnings (loss) attributable to Forest City Realty Trust, Inc.	$244,035	$(54,209)
Depreciation and Amortization—Real Estate Groups (2)	78,862	74,780
Gain on disposition of full or partial interests in rental properties	(99,758)	—
Impairment of depreciable rental properties	12,464	—
Income tax expense adjustment — current and deferred (3):
Gain on disposition of full or partial interests in rental properties	55,036	—
FFO attributable to Forest City Realty Trust, Inc.	$290,639	$20,571

FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$290,639	$20,571
If-Converted Method (adjustments for interest, net of tax for 2015)(1):
5.000% Notes due 2016	—	—
4.250% Notes due 2018	1,472	—
3.625% Notes due 2020	918	—
FFO for per share data	$293,029	$20,571
Denominator:
Weighted average shares outstanding—Basic	257,951,076	202,963,083
Effect of stock options, restricted stock and performance shares	1,484,743	2,768,251
Effect of convertible debt	10,577,203	—
Effect of convertible 2006 Class A Common Units	1,940,788	2,973,190
Weighted average shares outstanding - Diluted (1)	271,953,810	208,704,524
FFO Per Share - Diluted	$1.08	$0.10

(1)
For the three months ended March 31, 2015, weighted-average shares issuable upon the conversion of convertible debt of 28,087,047 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, an adjustment to FFO for interest expense of $3,787,000 related to these securities is not required.

(2)	The following table provides detail of depreciation and amortization:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Full Consolidation	$63,211	$53,024
Non-Real Estate	(819)	(1,125)
Real Estate Groups Full Consolidation	62,392	51,899
Real Estate Groups related to noncontrolling interest	(4,327)	(3,843)
Real Estate Groups Unconsolidated	20,762	21,669
Real Estate Groups Discontinued Operations	35	5,055
Real Estate Groups at our proportional share	$78,862	$74,780

(3)	The following table provides detail of income tax expense (benefit):

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$3,629	$(1,744)
Deferred taxes	24,157	2,559
Total income tax expense (benefit) on FFO	27,786	815

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$(4,587)	$—
Deferred taxes	59,623	—
Total income tax expense (benefit) on non-FFO	55,036	—
Grand Total	$82,822	$815

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended March 31,
	2016	2015	% Change
	(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$290,639	$20,571
Tax credit income	(3,008)	(3,255)
Loss on extinguishment of debt	29,084	35,379
Change in fair market value of nondesignated hedges	1,396	(2,113)
Net gain on disposition of interest in development project	(136,687)	—
Net gain on disposition of partial interest in other investment - Nets	(136,247)	—
Straight-line rent adjustments	(1,861)	(53)
REIT conversion and reorganization costs	8,720	6,212
Nets pre-tax FFO	1,400	802
Income tax expense on FFO	27,786	815
Operating FFO attributable to Forest City Realty Trust, Inc.	$81,222	$58,358	39.2%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO attributable to Forest City Realty Trust, Inc.	$81,222	$58,358
If-Converted Method (adjustments for interest, pre-tax):
5.000% Notes due 2016	—	507
4.250% Notes due 2018	1,472	3,322
3.625% Notes due 2020	918	2,357
Operating FFO for per share data	$83,612	$64,544

Denominator:
Weighted average shares outstanding - Diluted (1)	271,953,810	236,791,571
Operating FFO Per Share	$0.31	$0.27	14.8%

(1)
Includes dilutive securities of 28,087,047 for the three months ended March 31, 2015, for the computation of Operating FFO per share because their effect is dilutive under the if-converted method. These securities were not included in the computation of diluted FFO per share because their effect was anti-dilutive.

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Operating FFO by segment:
Commercial Group	$60,709	$44,682
Residential Group	31,666	25,750
Arena	(561)	(4)
Land Group	7,270	10,252
Corporate Group	(17,862)	(22,322)
Operating FFO	$81,222	$58,358

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended March 31, 2016					Three Months Ended March 31, 2015
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$226,263	$15,645	$97,442	$8,136	$316,196	$208,262	$14,125	$104,156	$15,819	$314,112
Revenues of unconsolidated entities	97,442	—	(97,442)	—	—	104,156	—	(104,156)	—	—
Exclude land sales	(3,933)	(391)	(666)	—	(4,208)	(8,663)	(864)	(960)	—	(8,759)
Exclude land sales of unconsolidated entities	(666)	—	666	—	—	(960)	—	960	—	—
Exclude Land Development Group other revenues	(1,916)	(189)	(46)	—	(1,773)	(1,394)	(131)	(356)	—	(1,619)
Exclude Land Development Group other revenues of unconsolidated entities	(46)	—	46	—	—	(356)	—	356	—	—
Adjusted revenues	317,144	15,065	—	8,136	310,215	301,045	13,130	—	15,819	303,734
Operating expenses	146,927	7,290	41,833	6,938	188,408	140,685	5,774	47,267	10,991	193,169
Operating expenses of unconsolidated entities	41,833	—	(41,833)	—	—	47,267	—	(47,267)	—	—
Exclude cost of land sales	(340)	(32)	—	—	(308)	(2,311)	(217)	—	—	(2,094)
Exclude Land Development Group operating expenses	(2,348)	(281)	(348)	—	(2,415)	(2,330)	(261)	(497)	—	(2,566)
Exclude Land Development Group operating expenses of unconsolidated entities	(348)	—	348	—	—	(497)	—	497	—	—
Exclude corporate general and administrative expenses	(15,652)	—	—	—	(15,652)	(13,503)	—	—	—	(13,503)
Exclude REIT conversion and reorganization costs	(8,720)	—	—	—	(8,720)	(6,212)	—	—	—	(6,212)
Adjusted operating expenses	161,352	6,977	—	6,938	161,313	163,099	5,296	—	10,991	168,794
Net operating income	$155,792	$8,088	$—	$1,198	$148,902	$137,946	$7,834	$—	$4,828	$134,940
Revenues of unconsolidated entities	(97,442)	—	97,442	—	—	(104,156)	—	104,156	—	—
Operating expenses of unconsolidated entities	41,833	—	(41,833)	—	—	47,267	—	(47,267)	—	—
Land sales	3,933	391	666	—	4,208	8,663	864	960	—	8,759
Land sales of unconsolidated entities	666	—	(666)	—	—	960	—	(960)	—	—
Cost of land sales	(340)	(32)	—	—	(308)	(2,311)	(217)	—	—	(2,094)
Land Development Group other revenues	1,916	189	46	—	1,773	1,394	131	356	—	1,619
Land Development Group other revenues of unconsolidated entities	46	—	(46)	—	—	356	—	(356)	—	—
Land Development Group operating expenses	(2,348)	(281)	(348)	—	(2,415)	(2,330)	(261)	(497)	—	(2,566)
Land Development Group operating expenses of unconsolidated entities	(348)	—	348	—	—	(497)	—	497	—	—
Corporate general and administrative expenses	(15,652)	—	—	—	(15,652)	(13,503)	—	—	—	(13,503)
REIT conversion and reorganization costs	(8,720)	—	—	—	(8,720)	(6,212)	—	—	—	(6,212)
Depreciation and amortization	(63,211)	(4,327)	(20,762)	(35)	(79,681)	(53,024)	(3,843)	(21,669)	(5,072)	(75,922)
Impairment of real estate	(12,464)	—	—	—	(12,464)	—	—	—	—	—
Interest and other income	9,654	377	365	—	9,642	9,704	410	283	—	9,577
Interest expense	(34,635)	(1,989)	(24,341)	(1,738)	(58,725)	(42,468)	(2,609)	(25,854)	(4,804)	(70,517)
Amortization of mortgage procurement costs	(1,665)	(192)	(912)	(21)	(2,406)	(2,101)	(99)	(797)	—	(2,799)
Loss on extinguishment of debt	(29,084)	—	—	—	(29,084)	(35,154)	—	(225)	—	(35,379)
Earnings (loss) from unconsolidated entities	10,536	82	(9,959)	(1,400)	(905)	10,115	(17)	(8,627)	(802)	703
Earnings (loss) before income taxes	$(41,533)	$2,306	$—	$(1,996)	$(45,835)	$(45,351)	$2,193	$—	$(5,850)	$(53,394)

	Net Operating Income (in thousands)
	Three Months Ended March 31, 2016				Three Months Ended March 31, 2015				% Change
	Full Consolidation (1)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$72,036	$—	$—	$72,036	$69,090	$—	$—	$69,090	4.3%	4.3%
Adjusted operating expenses	28,688	—	—	28,688	29,081	—	—	29,081	(1.4)%	(1.4)%
Comparable NOI	43,348	—	—	43,348	40,009	—	—	40,009	8.3%	8.3%
Non-Comparable NOI	546	—	—	546	4,208	—	—	4,208
Total	43,894	—	—	43,894	44,217	—	—	44,217
Office Buildings
Comparable
Adjusted revenues	106,714	4,862	—	101,852	101,454	4,685	—	96,769	5.2%	5.3%
Adjusted operating expenses	42,638	2,237	—	40,401	44,291	2,327	—	41,964	(3.7)%	(3.7)%
Comparable NOI	64,076	2,625	—	61,451	57,163	2,358	—	54,805	12.1%	12.1%
Non-Comparable NOI	8,290	—	—	8,290	2,268	173	—	2,095
Total	72,366	2,625	—	69,741	59,431	2,531	—	56,900
Apartments
Comparable
Adjusted revenues	80,176	8,830	—	71,346	77,089	8,071	—	69,018	4.0%	3.4%
Adjusted operating expenses	32,166	2,864	—	29,302	32,682	2,660	—	30,022	(1.6)%	(2.4)%
Comparable NOI	48,010	5,966	—	42,044	44,407	5,411	—	38,996	8.1%	7.8%
Non-Comparable NOI	1,227	320	—	907	505	898	—	(393)
Total	49,237	6,286	—	42,951	44,912	6,309	—	38,603
Arena	—	—	1,198	1,198	—	—	4,817	4,817
Federally Assisted Housing	5,548	—	—	5,548	4,168	—	—	4,168
Military Housing	1,304	—	—	1,304	4,702	(5)	—	4,707
Straight-line rent adjustments	1,815	(46)	—	1,861	29	(13)	11	53
Other (2)	(18,372)	(777)	—	(17,595)	(19,513)	(988)	—	(18,525)
Total NOI
Comparable
Adjusted revenues	258,926	13,692	—	245,234	247,633	12,756	—	234,877	4.6%	4.4%
Adjusted operating expenses	103,492	5,101	—	98,391	106,054	4,987	—	101,067	(2.4)%	(2.6)%
Comparable NOI	155,434	8,591	—	146,843	141,579	7,769	—	133,810	9.8%	9.7%
Non-Comparable NOI	358	(503)	1,198	2,059	(3,633)	65	4,828	1,130
Grand Total	$155,792	$8,088	$1,198	$148,902	$137,946	$7,834	$4,828	$134,940

(1)	Includes the Company’s pro-rata share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead.